Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of Van Eck VIP Trust.

Ernst & Young LLP

New York, NY

September 12, 2014